MortgageIT Holdings, Inc. Reports Selected Preliminary Q3 Operating Data
and Provides Q4 Dividend Guidance

- Company to report full Q3 financial results on November 7, 2005 after market hours -

New York, N.Y., October 04, 2005— MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust ("REIT"), today reported selected preliminary operating data for the third quarter ended September 30, 2005 and provided dividend guidance for the fourth quarter 2005.

→	Funds record $9.25 billion of loans in the third quarter, an increase of 198% over the prior year period

→	Expects to maintain dividend of $0.48 per share for fourth quarter

→	Expects to slow further growth of REIT portfolio until investment environment improves

"The Company continues to achieve record funding volumes, as we again far exceeded expectations in the third quarter," said Chairman and CEO Doug Naidus. "While our loan production is outperforming the broader industry by a substantial margin, our portfolio earnings are not immune to the challenges posed by the flattening yield curve and higher prepayment rates. Overall, the Company's performance remains solid given the adverse market conditions, and continues to reflect the advantages of owning a large scale, national mortgage banker and a 100% self originated portfolio."

Loan Funding Activity Highlights

The Company achieved record loan fundings in the third quarter:

Third Quarter Funding Volume ($ Billions)
Banked Volume	$8.84
Brokered Volume	0.41
Total Fundings	$9.25
Loans Purchased by Third Parties	$6.44
Loans Transferred to REIT Portfolio	0.98
Total Loans Sold/Transferred	$7.42
% Refinance	52%
% Purchase Money	48%

→	Gain on Sale Margin – During the quarter, the Company experienced pressure on gain on sale margins as compared to the quarter ended June 30, 2005. The reduced gain on sale margins were a result of lower sale prices for sub-prime loans combined with a reduction in margins on pay-option ARMs early in the quarter. Current margins on pay option ARMs generally are more consistent with levels experienced in the prior quarter ended June 30, 2005. Current sub-prime margins continue to experience market pressure.

Portfolio Activity Highlights and Guidance

The Company's 100% self originated portfolio grew to approximately $5.0 billion, including loans awaiting transfer, at the end of the third quarter. The average size of the REIT portfolio for the third quarter was approximately $4.1 billion.

→	Return on Assets (ROA) on the portfolio - The Company expects the ROA for the portfolio for the third quarter of 2005 to be generally consistent with that of the second quarter ended June 30, 2005.

→	The Company has decided to slow further growth of the portfolio until the investment environment improves. The investment environment has weakened due to the continued flattening of the yield curve and higher loan prepayments. When investment conditions improve, the Company intends to grow its 100% self originated portfolio to approximately $6.1 billion.

Fourth Quarter 2005 Dividend Guidance

The Company expects to pay a fourth quarter dividend of $0.48 per share. Also, the Company expects that dividend payments for the full year of 2005 will be comprised of taxable income from the portfolio, which will include dividends from its wholly owned taxable mortgage bank subsidiary, and will not include a return of capital.

Third Quarter 2005 Conference Call

MortgageIT Holdings, Inc. will release its third quarter 2005 financial results after market hours on Monday, November 7, 2005. The Company will also hold a conference call to discuss its third quarter financial results on Tuesday, November 8, 2005 at 10:00 a.m. Eastern Time. Interested parties may listen to the live call by dialing 800-865-4415 (U.S.) or 973-935-2402 (International) and referencing the conference ID #6569111, or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast.

A replay of the conference call will be available through Tuesday, November 15, 2005, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.), and 973-341-3080 (International). The pass code for the replay is 6569111.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (SEC) on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

Investors:
Sean McGrath
MortgageIT Holdings, Inc.,
+1-646-346-8700;

Media:
Ted Stacer
MortgageIT Holdings, Inc.,
+1-646-346-7653

Joe LoBello
Brainerd Communicators, Inc.,
+1-212-986-6667,
for MortgageIT Holdings, Inc.